Exhibit C

The Timken Company (TKR) Meeting with Ward J. Timken Jr., Chairman of the Board Jim Griffith, President and Chief Executive Officer Joe Ralston, Member of the Board And Glenn Eisenberg, Chief Financial Officer August 23, 2012 Relational does not seek to obtain material non-public information from our communications with the company. Representatives of the company are obligated to comply with Regulation FD and, in the event material non-public information is disclosed to us, the company shall make the necessary disclosures and filings.

Relational Investors: Overview Privately owned asset manager Founded in 1996 $6 billion in assets under management Registered Investment Adviser regulated by the SEC Ninety-eight percent of our assets under management are from large public and corporate pension funds Manage a concentrated portfolio Major projects involve a 2-5 year investment horizon 1

Relational Investors: Experience Advised boards and executives and/or served as principals of 116 investments involving strategic planning, capital allocation, business solution optimization and/or corporate governance challenges Served on boards of 24 public companies Served as Chairman of four public companies, including one Fortune 100 and two Fortune 500 companies Chaired and served on all major committees Chaired and/or served on multiple special committees involving change of control, executive searches, and internal investigations 2

3 Relational Investors: Areas of Expertise Focus Objectives Business Strategy Focused on increasing long-term shareholder value Business Operations Profit margins and asset turns Capital Allocation Maximize return on invested capital Capital Structure Optimal use of cash, debt, and equity Governance Transparent, responsive, and accountable Compensation Aligned with shareholders Communication Timely, accurate, consistent, and realistic

4 Why We Invested in TKR Successful transformation of Bearings business which now generates high levels of returns and cash flows Specialty Steel business has superior financial characteristics with upside opportunities Timken’s share price does not reflect the indicated trading values of TKR’s Bearings and Specialty Steel businesses Clear path to remove share price discount by separating the Steel business to allow the market to independently value TKR’s Bearings business

Profitability of Bearings Business is now Best in Class 5 Source: Bloomberg and Company Filings. 2012E TKR Bearings forecast based on available analyst segment forecasts and RI estimates Note: TKR Bearings margins include allocated corporate expense Peer group includes : SKF AB (SS:SKFB), NSK Ltd (JT:6471), and NTN Corp (JT:6472) -- 2% 4% 6% 8% 10% 12% 14% 16% 18% 2006A 2007A 2008A 2009A 2010A 2011A 2012E EBIT Margin TKR Bearings SKF NSK NTN

Steel Business Adds Volatility to TKR Margins 6 Source: Bloomberg and Company Filings. 2012E TKR segment forecast based on available analyst segment forecasts and RI estimates Note: TKR segment margins do not include allocated corporate expense - 10% - 5% 0% 5% 10% 15% 20% 2006A 2007A 2008A 2009A 2010A 2011A 2012E EBIT Margin Steel Total Bearings

Despite Higher Margins Timken Trades at a Discount to Peers

		P/E			Pension Adjusted EV/EBITDA			EV/FCF	Sales Growth			Margins			ROIC
	Mkt. Cap	NTM	2013E	2014E	NTM	2013E	2014E	2013E	2012E	2013E	2014E	2011A	2012E	2013E	2011A
Steel															
CRS	$2,645	14.5x	13.6x	11.0x	6.9x	6.3x	5.1x	18.5x	1.8%	12.7%	13.8%	8.8%	12.1%	12.6%	8.3%
ATI	$3,574	12.6x	11.0x	7.3x	7.6x	6.2x	4.8x	17.3x	3.3%	8.4%	11.5%	8.3%	8.7%	11.0%	7.0%
STLD	$2,908	11.2x	9.6x	7.1x	6.2x	5.7x	4.7x	10.7x	(4.8%)	6.9%	5.5%	7.3%	6.0%	8.4%	8.9%
NUE	$12,806	14.7x	12.2x	10.0x	7.2x	6.4x	5.6x	14.5x	(0.3%)	7.7%	7.1%	7.1%	5.7%	8.4%	8.9%
Average		**13.2x**	**11.6x**	**8.9x**	**7.0x**	**6.2x**	**5.0x**	**15.3x**	**(0.0%)**	**8.9%**	**9.5%**	**7.9%**	**8.1%**	**10.1%**	**8.3%**
TKR Steel									(2.5%)	2.7%	7.0%	12.6%	13.0%	13.3%	26.4%
Bearings															
SKF	$9,939	11.5x	10.8x	9.8x	7.8x	7.1x	6.6x	12.2x	(1.1%)	4.0%	4.5%	13.4%	12.6%	13.8%	18.9%
TKR Bearings									3.4%	3.6%	10.0%	14.5%	15.2%	15.6%	18.2%
TKR	**$4,111**	**8.4x**	**8.1x**	**7.6x**	**4.6x**	**4.2x**	**4.1x**	**9.3x**	**1.2%**	**3.3%**	**8.7%**	**13.9%**	**14.5%**	**14.8%**	**20.8%**

Note: Peer company projections based on median consensus estimates
Aggregate Timken margins based on midpoint of median of individual analyst EBIT/Sales estimates and consensus Total EBIT/Total Sales
TKR Segment projections based on available analyst estimates and RI assumptions
Peer Group includes: Carpenter Technology Corp (US:CRS), Allegheny Technologies Inc (US:ATI), Steel Dynamics Inc (US:SLTD), Nucor Corp (US:NUE), and SKF AB (SS:SKFB)
EV/EBITDA = (Mkt. Cap. + Net Debt + Net Pension Liability)/(EBITDA + Pension Expense – Service Cost)
EV/FCF = (Mkt. Cap. + Net Debt + Net Pension Liability)/(CFO + Excess Pension Contributions – Normalized CapEx + After-Tax Interest Expense)
2013 excess pension contribution assumptions are: TKR = $220M, SKF = $101M, CRS = $50M, ATI = $100M. Excess contribution = (expected cash contribution – expected required contribution)
Adjustments to 2013 consensus CapEx for above normal CapEx spend: TKR = $75M for continuous caster, CRS = $90M for Alabama plant, ATI = $200M for Pennsylvania plant , NUE = $300M for Louisiana plant
Without CapEx adjustments, EV/FCF multiples are: TKR = 10.9x and Steel average = 28.7x. SKF remains 12.2x
ROIC = NOPAT/(Net Debt + Equity)
TKR Bearings and Steel margins include allocated corporate expense
CRS growth and margin numbers exclude Latrobe acquisition
Source: Bloomberg, FactSet, Company Projections, Analyst Estimates, and RI Assumptions

7

EV/EBITDA Spin Valuation

	2006A	2007A	2008A	2009A	2010A	2011A	2012E	2013E
Bearings Revenue	$3,648	$3,119	$3,350	$2,471	$2,802	$3,338	$3,452	$3,577
Bearings EBITDA w/ Allocated Corporate	$279	$313	$421	$337	$480	$631	$661	$716
Incremental Corporate post Spin								($16)
Post-Spin EBITDA	**$279**	**$313**	**$421**	**$337**	**$480**	**$631**	**$661**	**$700**
Steel Revenue	$1,472	$1,562	$1,852	$715	$1,360	$1,957	$1,908	$1,960
Steel EBITDA w/ Allocated Corporate	$248	$255	$288	($23)	$171	$289	$298	$312
Incremental Corporate post Spin								($8)
Post-Spin EBITDA	**$248**	**$255**	**$288**	**($23)**	**$171**	**$289**	**$298**	**$304**

EV/EBITDA Valuation

	2013 EBITDA	Pension Addback	2013 EBITDA Ex. Pension	Multiple	Enterprise Value	Equity Val. Per Share
Bearings	$700	$47	$748	7.1x	$5,308	$47.24
Steel	$304	$18	$321	6.2x	$1,993	$17.74
Total	$1,004	$65	$1,069		$7,300	$64.98

Enterprise Value	$7,300
Net Debt	($16)
Pension Liability	$735
Transaction Fees	$200
Equity Value	$6,381
Share Count	98.2
Value per Share	$64.98
Current Price	$42.24
Upside	54%

The valuation discount is significant when compared to soft synergies of joint research and sales

See Appendix for Assumptions; Source: Bloomberg, Company Filings, and RI Assumptions. 2012 and 2013 TKR segment revenue and EBITDA are based on available analyst estimates and RI projections and aggregate to total company consensus estimates. $735m pension liability based on company statements at Jefferies Conference on 8/8/12. Assumes Spin Date of 1/1/2013. Pension Addback = (Expected Pension Expense – Service Cost)

8

Conclusions Valuation discount versus peers is significant, reflecting the market’s clear preference for pure-play bearings or steel alternatives Performing through a cycle will not correct this discount Soft synergies, including joint research and selling, are negligible when compared to the market discount Social impact of separation are insignificant Timken name survives on both companies Timken family ownership/Board representation continues at both companies Separation supports continued compensation of Chairman at Specialty Steel company Both company headquarters can remain in Canton 9

APPENDIX 10

Appendix: Spin Assumptions Corporate costs increase 30% post-split1 Debt/Pension are split between companies based on Enterprise Value Deal fees are comparable to ITT/Tyco spin-offs1 Steel multiple based on peers shown on slide 7 Bearings multiple based on SKF 11 Comparable Deal Fees and Corporate Expenses vs. TKR Spin Assumptions 1) Deal fees and increased corporate expenses are based on Company projections and RI estimates ITT TYCO TKR Deal Fees $500 $700 $200 % of Mkt. Cap 6.1% 3.2% 4.9% % of Sales 4.3% 4.0% 3.8% Increase in Corporate Expenses 10% -- 30%